Astea Reports Second Quarter 2007 Results

Strong Revenue Growth Continues

HORSHAM, Pa., Aug. 14 /PRNewswire-FirstCall/ -- Astea International Inc. (Nasdaq: ATEA), a global provider of service lifecycle management solutions, today released financial results for the second quarter of 2007.
    For the second quarter ended June 30, 2007, Astea reported revenues of $6,254,000, a 42% increase in revenues over $4,399,000 for the same period in 2006. Net loss for the second quarter was $922,000 or $.26 per share, compared to a net loss of $2,035,000 or $.57 per share for the same period in 2006. License revenues were $989,000, similar to license revenue in 2006, which was $997,000. Total service and maintenance revenues increased 55% to $5,265,000 compared to $3,402,000 for the same period in 2006.
    For the six months ended June 30, 2007, total revenues of $14,103,000 are 71% greater than the revenues of $8,242,000 for the same period last year. Net profit for the six months was $362,000 or $.10 per share compared to a net loss of $4,314,000 or ($1.22) for the same period in 2006. Year to-date license revenue of $2,706,000 was 141% greater than $1,122,000 for the same period in 2006. Service and maintenance revenue of $11,397,000 was 60% greater than 2006.
    Included in the results for the first six months is the recognition of $1.6 million of revenue which had been deferred from a transaction with a customer in the U.K. in the fourth quarter of 2004 and continued through 2006. The revenue, recognized in the first quarter of 2007, is comprised of $384,000 of license revenue and $1.2 million in services and maintenance revenue. All costs related to generating these revenues were expensed in the periods in which they were incurred. The results from operations for the year-to-date results include all of the revenues discussed, but no related costs. Therefore, gross profit on revenue on a year-to-date basis for 2007 appears higher than similar periods. Such operating results are not typical for the Company and are not expected to recur.
    "We are pleased with the increase in service revenues and global deployments. We consistently see a growth trend in the area of larger-scale implementations that span multiple countries. This is having a positive financial impact on our global operations. Additionally, the acquisition of FieldCentrix, in September 2005, has proven to be a successful strategic acquisition, contributing to the advancement of our services and license revenue and position in the market," stated Zack Bergreen, Chairman and CEO, Astea International. "While Astea continues to be actively engaged, and at the later stages of the sales process, with multiple enterprise opportunities, it continues to be challenging to predict the timing of closed deals in a specific quarter. However we believe if concluded, they will have a positive impact on our overall financial performance for the balance of the year. While license revenue for this quarter was below our expectations, it is important to note that several of the license transactions completed represent the first step of possible significantly larger deployments."

SECOND QUARTER HIGHLIGHTS
-- New Customers - Selected by one of Asia's leading providers of integrated IT services and solutions companies to implement and deploy the full Astea Alliance suite in Hong Kong, Malaysia and China. Astea was also selected by a global provider of fire safety and security products and services that will be leveraging Astea's mobile service management solution to standardize service across various businesses and divisions worldwide. Additionally, a commercial energy company selected Astea Alliance to give them better visibility into all customer activities (Sales & Service), contracts, warranties, and profitability.

--  Existing Customers - Customers such as Coinstar (US); Praxair (Canada);
    and Winterhalter (Europe) continued to expand their configurations with additional licensing for more users and functionality.
--  Successfully launched the Astea global partner program, focused on forming new strategic relationships for long-term revenue growth and increased market share for Astea's portfolio of service management solutions. They have already signed 6 new partners to the global partner program, in either a reseller or value-added reseller arrangement, and these partners will be working with Astea to co-
    market, sell and/or implement Astea's solutions.

    Astea will host a conference call that will be broadcast live over the Internet on August 16, 2007 at 11:00 AM EDT to discuss the Company's second quarter financial results. Investors can access the call from the Company's Web site at http://www.astea.com/about_investors.asp. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

    About Astea International
    Astea International (Nasdaq: ATEA) is a global provider of service management software that addresses the unique needs of companies who manage capital equipment, mission critical assets and human capital. With the acquisition of FieldCentrix, Astea complements its existing portfolio with the industry's leading mobile field service execution solutions. Astea is helping companies drive even higher levels of customer satisfaction with faster response times and proactive communication, creating a seamless, consistent and highly personalized experience at every customer relationship touch point. Since its inception in 1979, Astea has licensed applications to companies, around the world, in a wide range of sectors including information technology, telecommunications, instruments and controls, business systems, HVAC, gaming/leisure, imaging, industrial equipment, and medical devices.

    www.astea.com. Service Smart. Enterprise Proven.

    Astea and Astea Alliance are trademarks of Astea International Inc. All other company and product names contained herein are trademarks of the respective holders.

    This press release contains forward-looking statements and expectations of future results that are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results. Among these risk factors are possibilities that the companies mentioned in this press release may not purchase licenses for Astea Alliance, the continuing acceptance of Astea's products, general competitive pressures in the marketplace, and continued overall growth in the customer relationship management solutions industry. Further information regarding these as well as other key risk factors and meaningful cautionary statements that could affect the Company's financial results are included at length in the Company's Form 10-K for the fiscal year ended December 31, 2006, as supplemented in the 10-Q for the Quarter ended June 30, 2007 as filed with the Securities and Exchange Commission.